SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

         PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

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                       Date of Report: January 18, 2001

                                 ISRAMCO, INC.
             (Exact name of registrant as specified in its charter)

  Delaware                          0-12500                  13-3145265
  (State or Other Jurisdiction      Commission File          IRS Employer
  of Incorporation)                 Number                   Identification No.

                    11767 Katy Freeway, Houston, Texas 77079
                    (Address of Principal Executive Offices)

                                  713-621-5946
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. Other Events

      The Board of Directors elected to abandon the Tilapia Permit in the Congo (hereinafter, the "Tilapia Permit"), in which the Company held a 50% participation interest. The decision to abandon the Tilapia Permit in the Congo follows the license participants' decision in December 2000 to abandon and plug the onshore well Tilapia-1. The acquisition cost to the Company of the Tilapia Permit was reflected on the Company's books at December 31, 1999 at approximately $2.55 million. The aggregate amount expended by the Company to date in connection with the Tilapia Permit (including the foregoing acquisition costs) is estimated at $4.4 million, which the Company anticipates may be charged against taxable revenues.

      The Company intends to, however, continue its presence in the Congo. The Company entered into an agreement with Naphtha Israel Petroleum Corp. Ltd. ("Naphtha Israel") and I.O.C. Israel Oil Company Ltd. ("IOC"), each an affiliated entity and a limited partner in Naphtha Congo (1995) Limited Partnership, another affiliated entity (hereinafter, the "Congo Limited Partnership"), to purchase each of Naphtha Israel's and IOC's respective interests in the Congo Limited Partnership. The Congo Limited Partnership holds a 5% working interest in the "Marine 9" license located off-shore Congo (hereinafter, the "Marine 9 License"). Following the purchase, the Company will be the sole limited partner in the Congo Limited Partnership and will hold 99.9% of the Congo Limited Partnership's rights and interests in the Marine 9 License. The remaining participants in the Marine 9 License are recognized well-known oil companies. The general partner of the Congo Limited Partnership will remain Naphtha Congo Ltd., an affiliated entity.

      The interests will be purchased for a total consideration payable by the Company of $800,000 and an undertaking to pay royalties to the sellers (and/or their designees) from net revenues generated therefrom at the rate of 17.5% of such revenues. In connection with this acquisition, the Company received a Fair Market Value Letter from an independent petroleum engineer with regard to the interests being purchased in the Congo Limited Partnership.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2001              Isramco, Inc.


                                    By: /s/ Haim Tsuff

                                    Haim Tsuff
                                    Chairman of the Board